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EXHIBIT 16.1


[BAGELL, JOSEPHS, LEVINE & COMPANY, LLC LETTERHEAD]



February 6, 2009


Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549


We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 2, 2009, to be filed by our former client, Global Resource Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very truly yours,


/s/ Bagell, Josephs, Levine & Co., L.L.C.